UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 17, 2020
Date of Report (Date of earliest event reported)

Universal Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)
1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	UVE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 17, 2020 (the “Effective Date”), Universal Insurance Holdings, Inc. (the “Company”) appointed Michael J. Poloskey to serve as the Company’s Chief Operating Officer, effective the same day. Mr. Poloskey, age 50, has been the Company’s Vice President of Underwriting since 2013.
There are no arrangements or understanding between Mr. Poloskey and any other persons pursuant to which he was appointed as Chief Operating Officer and no family relationship among any of the Company’s directors or executive officers and Mr. Poloskey. There is no transaction to which the Company is a participant and in which Mr. Poloskey has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.
In connection with the appointment, the Company entered into an employment agreement with Mr. Poloskey, dated as of the Effective Date (the “Employment Agreement”). The following is a summary of the Employment Agreement:
Term
The Employment Agreement provides that Mr. Poloskey will serve as the Chief Operating Officer of the Company for a term beginning on the Effective Date and ending on December 31, 2023, unless earlier terminated in accordance with its terms.
Base Salary
Mr. Poloskey will receive a base salary of $500,000 for each contract year. The base salary is subject to adjustment based on the recommendation of the Company’s Chief Executive Officer.
Annual Bonus
Mr. Poloskey is eligible to receive an annual bonus as determined by the Company in its sole discretion and taking into account the recommendation of the Company’s Chief Executive Officer, subject to Mr. Poloskey’s continued employment through the payment date of the bonus.
Options
Mr. Poloskey will receive a one-time grant of stock options with a target grant date fair value of $250,000, which will be subject to three-year annual vesting. The grant will be made pursuant to the Company’s 2009 Omnibus Incentive Plan, as may be amended from time to time (the “Omnibus Plan”), and will be subject to the terms of the Omnibus Plan and any applicable award agreement evidencing the grant.
Restricted Share Units
Mr. Poloskey is eligible to receive a grant of 30,000 restricted share units (the “RSUs”) payable under and subject to the Omnibus Plan. Subject to his continuous employment with the Company through the applicable vesting date, one-third of the RSUs will vest on January 1, 2021; one-third of the RSUs will vest on January 1, 2022; and one-third of the RSUs will vest on January 1, 2023.
Termination
If Mr. Poloskey is terminated for any reason, he will receive a lump sum cash payment equal to accrued but unpaid base salary through the date of termination. If Mr. Poloskey is terminated without cause (as defined in the Employment Agreement), he will also receive a lump-sum cash payment equal to his base salary for the remaining term of the Employment Agreement, subject to his execution of a general release of claims in favor of the Company.
Non-Compete
Mr. Poloskey is subject to a non-compete provision under the Employment Agreement that prohibits him from engaging in certain competitive activities during the term of the Employment Agreement and for a period of 12 months following his termination.

Other
The Employment Agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Item 7.01	Regulation FD Disclosure
On August 19, 2020, the Company issued a press release announcing Mr. Poloskey’s new position, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits:

Exhibit Number	Description

99.1	Press Release, dated August 19, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2020		UNIVERSAL INSURANCE HOLDINGS, INC.

	By:	/s/ Stephen J. Donaghy
	Name:	Stephen J. Donaghy
	Title:	Chief Executive Officer